UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

MaxPoint Interactive, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

57777M 102

(CUSIP Number)

Madrona IV General Partner, LLC

999 Third Avenue, Suite 3400

Seattle, Washington 98104

(206) 674-3000

Attn: Troy Cichos

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2016

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 57777M 102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Madrona Venture Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,266,030
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,266,030
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,266,030
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.09%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Based on 6,631,639 shares of common stock outstanding as of November 4, 2016, as reported in the Issuer’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

CUSIP No. 57777M 102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Madrona Venture Fund IV-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,266,030
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,266,030
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,266,030
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.09%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Based on 6,631,639 shares of common stock outstanding as of November 4, 2016, as reported in the Issuer’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

CUSIP No. 57777M 102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Madrona Investment Partners IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,266,030
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,266,030
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,266,030
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.09%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Based on 6,631,639 shares of common stock outstanding as of November 4, 2016, as reported in the Issuer’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

CUSIP No. 57777M 102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Madrona IV General Partner, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,266,030
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,266,030
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,266,030
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.09%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Based on 6,631,639 shares of common stock outstanding as of November 4, 2016, as reported in the Issuer’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

CUSIP No. 57777M 102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Alberg, Tom A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,266,030
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,266,030
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,266,030
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.09%*
14	TYPE OF REPORTING PERSON (See Instructions) IN

*	Based on 6,631,639 shares of common stock outstanding as of November 4, 2016, as reported in the Issuer’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

CUSIP No. 57777M 102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Goodrich, Paul B.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,266,030
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,266,030
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,266,030
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.09%*
14	TYPE OF REPORTING PERSON (See Instructions) IN

*	Based on 6,631,639 shares of common stock outstanding as of November 4, 2016, as reported in the Issuer’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

CUSIP No. 57777M 102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jacobson, Scott
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,266,030
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,266,030
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,266,030
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.09%*
14	TYPE OF REPORTING PERSON (See Instructions) IN

*	Based on 6,631,639 shares of common stock outstanding as of November 4, 2016, as reported in the Issuer’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

CUSIP No. 57777M 102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jordan, Len
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,266,030
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,266,030
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,266,030
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.09%*
14	TYPE OF REPORTING PERSON (See Instructions) IN

*	Based on 6,631,639 shares of common stock outstanding as of November 4, 2016, as reported in the Issuer’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

CUSIP No. 57777M 102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) McIlwain, Matt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,266,030
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,266,030
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,266,030
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.09%*
14	TYPE OF REPORTING PERSON (See Instructions) IN

*	Based on 6,631,639 shares of common stock outstanding as of November 4, 2016, as reported in the Issuer’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

CUSIP No. 57777M 102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Porter, Tim
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,266,030
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,266,030
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,266,030
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.09%*
14	TYPE OF REPORTING PERSON (See Instructions) IN

*	Based on 6,631,639 shares of common stock outstanding as of November 4, 2016, as reported in the Issuer’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

This Amendment No. 2 (the “Amendment”) amends and supplements the statement on Schedule 13D, filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2016 (the “Original Schedule 13D”), and Amendment No. 1 to the Original Schedule 13D, filed with the SEC on March 18, 2016 (“Amendment No. 1,” and together with this Amendment and the Original Schedule 13D, the “Schedule 13D”) with respect to the common stock, par value $0.00005 (the “Common Stock”), of MaxPoint Interactive, Inc., a Delaware corporation (the “Issuer”) having its principal executive offices at 3020 Carrington Mill Blvd., Suite 300, Morrisville, NC 27560. Capitalized terms used herein and not otherwise defined in this Amendment have the meanings given those terms in the Original Schedule 13D and Amendment No. 1. This Amendment amends Item 5 as set forth below.

Item 5.	Interest in Securities of the Issuer

Paragraph (a) of Item 5 of the Schedule 13D is hereby amended and restated in its entirety, as follows:

(a) The aggregate percentage of shares of Common Stock reported beneficially owned by each person named herein is determined in accordance with the SEC rules and is based on 6,631,639 shares of the Issuer’s Common Stock outstanding as of November 4, 2016. As of the date hereof, the Reporting Persons beneficially owned shares of Common Stock as follows:

Name of Beneficial Owner	Number of Shares of Common Stock Owned	Percent of Common Stock

Madrona Venture Fund IV, L.P.	1,234,566	18.62%
Madrona Venture Fund IV-A, L.P.	31,464	0.47%
Total	1,266,030	19.09%

MIP, as the sole general partner of MVF IV and MVF IV-A, may be deemed to beneficially own the shares held by MVF IV and MVF IV-A. MGP, as the sole general partner of MIP, may be deemed to beneficially own the shares held by MVF IV and MVF IV-A. Each of the Managing Directors may be deemed to share the power to direct the disposition and vote of the shares held by MVF IV and MVF IV-A. Each Reporting Person disclaims beneficial ownership of the reported securities except to the extent of that Reporting Person’s pecuniary interest therein.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2017	MADRONA VENTURE FUND IV, LP

	By:	Madrona Investment Partners IV, LP its General Partner

	By:	Madrona IV General Partner, LLC, its General Partner

	By	/s/ Troy Cichos
Its Authorized Signatory

Date: February 13, 2017	MADRONA VENTURE FUND IV-A, LP

	By:	Madrona Investment Partners IV, LP its General Partner

	By:	Madrona IV General Partner, LLC, its General Partner

	By	/s/ Troy Cichos
Its Authorized Signatory

Date: February 13, 2017	MADRONA INVESTMENT PARTNERS IV, LP

	By:	Madrona IV General Partner, LLC, its General Partner

	By	/s/ Troy Cichos
Its Authorized Signatory

Date: February 13, 2017	MADRONA IV GENERAL PARTNER, LLC

	By	/s/ Troy Cichos
Its Authorized Signatory

Date: February 13, 2017	/s/ Tom A. Alberg
Tom A. Alberg

Date: February 13, 2017	/s/ Paul B Goodrich
Paul B. Goodrich

Date: February 13, 2017	/s/ Scott Jacobson
Scott Jacobson

Date: February 13, 2017	/s/ Len Jordan
Len Jordan

Date: February 13, 2017	/s/ Matthew S. McIlwain
Matthew S. McIlwain

Date: February 13, 2017	/s/ Timothy M. Porter
Tim Porter

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).